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                                                                      EXHIBIT 11


                            ACT MANUFACTURING, INC.

           Weighted Shares Used in Computation of Earnings per Share


Shares used in the net income per common share computation are the weighted average number of common shares outstanding plus common share equivalents (in thousands):


                              Quarter Ended June 30,          Six Months Ended June 30,
                              ----------------------          -------------------------
                                 1997         1996                1997          1996
                                 ----         -----               ----         -----

Weighted average number of
 common shares outstanding         8,881         8,757             8,850        8,735
Common share equivalents             468           254               468          232
                                   -----         -----             -----        -----

TOTAL                              9,349         9,011             9,318        8,967
                                   =====         =====             =====        =====
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